Exhibit 99.1

PRESS RELEASE

Monterey Gourmet Foods, Inc.

1528 Moffett Street, Salinas, California 93905

831/753-6262

www.montereygourmetfoods.com

CONTACT:                              Jim Williams, Chief Executive Officer, Ext. 118 jimw@montereypasta.com
Scott Wheeler, Chief Financial Officer, Ext. 141 scottw@montereypasta.com

FOR IMMEDIATE RELEASE

MONTEREY GOURMET FOODS REPORTS IMPROVED FIRST QUARTER RESULTS

•                  Quarterly sales increased 8% vs. first quarter 2004

•                  First quarter EPS at $.00 vs. ($.03) first quarter 2004

•                  Operating income at $102,000, an $800,000 improvement over first quarter 2004

•                  Net cash provided by operations hits $1,807,000

                SALINAS, CA  (May 10, 2005)  Monterey Gourmet Foods, Inc. (NASDAQ: PSTA) today reported a profit for the quarter ended March 27, 2005 of $17,000, or a profit of $.00 per share (diluted) on net revenues of $17,663,000. This result compares with a net loss of $481,000 for the quarter ended March 28, 2004, or a net loss of $.03 per share (diluted), on net revenues of $16,385,000.

                Mr. Jim Williams, President/CEO of Monterey Gourmet Foods, explained, “Operating profit was $102,000, an improvement of $800,000 when comparing the first quarter 2005 with the first quarter 2004.  Cash generated from operations for the quarter was $1,807,000.  These improvements are the result of our efforts to re-energize our core pasta/sauce line, diversify our product line, and reduce operating costs. We believe our strategy to diversify our Company is having a positive impact on our financial results.  Our recent acquisitions combined represented 35% of total revenues for the quarter.”

                Continuing, Mr. Williams stated, “Earnings for the first quarter were lowered by continuing high raw material costs, although we are now seeing softening in some key ingredient costs. Lower SG&A expenses (both total and as a percentage of net sales) had a positive impact. We also achieved lower overhead costs as a result of our 2004 cost reduction program.”

                Commenting on sales, Mr. Williams stated, “Club store pasta sales continue to challenge us. Sales to our largest club customer continued to improve. Sales in February/March to this customer were actually up 5% over the same period one year ago, although total sales for the first quarter were down 9%. Sales to our second largest club customer were down 38% due to this customer’s December, 2004 reduction in items stocked. On a positive note, sales of items currently stocked by this customer are showing increases and are exceeding the customer’s targeted item sales level. We have also gained commitments from this customer to test several new items in selected areas during the second quarter.”

                Mr. Williams added,” We are pleased to report that Monterey Pasta branded sales in the retail supermarket channel, a key area of focus for our company, increased 11% in the quarter. The initial success of our new Whole Wheat line contributed to this increase.”

* * Continued * *

Mr. Williams further stated, “We are encouraged by the steady progress we are making on key initiatives: new product introductions outside the traditional pasta lines are bringing new sales; the acquisition of CIBO Naturals, Emerald Valley Kitchens, Casual Gourmet Foods, and Sonoma Foods are contributing to our improved earnings outlook; our new Whole Wheat Pastas are being well received by customers and consumers; and our cost reduction efforts have been successful in reducing operating costs and improving margins.  Of course, continued high raw material costs or other exceptional changes may impact our profitability.”

In closing, Mr. Williams stated, “With the positive momentum from our first quarter, our goal is to stay the course and achieve higher profitability in the coming quarters.”

This press release contains forward-looking statements concerning the effect of Monterey Gourmet Foods’ corporate acquisitions and product innovations on projected earnings for future periods by product including without limitation statements including such terms as “having a positive impact,” “we are seeing,” “improving trend,” “are showing increases,” “are exceeding,” “targeted,” “commitments,” “steady progress,”  “are bringing,”  “are contributing,”  “improved earnings outlook,” “may impact,”  “positive momentum” and “stay the course to higher profitability.”  These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events.  Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements.  Consequently, the Company wishes to caution readers not to place undue reliance on any forward-looking statements.  Among the factors that could cause Monterey Gourmet Foods’ actual results to differ from such forward-looking statements are the following: (i) the process associated with the integrations of recent acquisitions, processes, and products, (ii) a significant  reduction of sales to two major customers currently comprising a majority of total revenues, (iii) the retention of newly acquired customers including achieving volume projections for these new customers, (iv) the Company’s ability to achieve improved production efficiencies in connection with the introduction of its new packaging and new items, (v) the timely and cost-effective introduction of new products in the coming months, (vi) the utilization of the recently-completed plant expansion and the increased fixed costs associated with increased plant capacity, (vii) retention of key personnel and retention of key management, (viii) the risks inherent in food production, (ix) intense competition in the market in which the Company competes and (x) Monterey Gourmet Foods’ ability to source competitively priced raw materials to achieve historical operating margins.  In addition, the Company’s results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes, and laws and regulations in markets where the Company competes.

The Company has provided additional information regarding risks associated with the business in the Company’s Annual Report on Form 10-K for fiscal 2004, and its Reports of Material Events on Forms 8-K.  The Company undertakes no obligation to update or revise publicly, any forward looking statements whether as a result of new information, future events or otherwise.

Monterey Gourmet Foods manufactures USDA inspected, fresh gourmet refrigerated food products at its integrated 143,000 square foot corporate headquarters, distribution, and manufacturing facilities in Salinas, (Monterey County) California,  its organic food production facility in Eugene, Oregon and its newly acquired facility in Seattle, Washington.  Monterey Gourmet Foods has national distribution of its products in over 9,600 retail and club stores throughout the United States and selected regions of Canada, the Caribbean, Latin America, and Asia Pacific.

MONTEREY PASTA COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(000’s except earnings per share numbers)

	First Quarter and YTD Ended
	March 27, 2005	March 28, 2004

Net revenues	17,663	16,385
Cost of sales	12,715	11,903

Gross profit	4,948	4,482
Selling, general and administrative expenses	4,846	5,180
Operating income (loss)	102	(698)

Other income, net	5	12

Interest income (expense), net	(79)	(26)

Income (loss) before provision for income taxes	28	(712)

Income tax benefit (provision)	(11)	231

Net income (loss)	17	(481)

Basic income (loss) per common share	0.00	(0.03)
Diluted income (loss) per common share	0.00	(0.03)

Basic shares outstanding	14,394,016	14,218,835

Diluted shares outstanding	14,516,283	14,218,835